Exhibit 107
Form S-8
(Form Type)

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Ollie’s Bargain Outlet Holdings, Inc. 2025 Equity Incentive Plan - Common Stock, par value $0.001 per share	457(c) and 457(h)	4,898,432 (4)	$113.14	$554,208,596.48	$153.10 per $1,000,000	$84,850
Total Offering Amounts					$554,208,596.48		$84,850
Total Fee Offsets							$0.00
Net Fee Due							$84,850

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of common stock that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events.

(2)	Represents shares reserved for issuance pursuant to future awards under the Ollie’s Bargain Outlet Holdings, Inc. 2025 Equity Incentive Plan (the “2025 Plan”).

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sale price of the Registrant’s common stock, as reported by Nasdaq on June 12, 2025, which were $114.94 and $111.34, respectively.

(4)
Consists of (i) 2,303,000 shares of common stock that are reserved for issuance in respect of the 2025 Plan (including (i) 1,477,862 shares of common stock available for issuance under the Ollie’s Bargain Outlet Holdings, Inc. 2015 Equity Incentive Plan (the “2015 Plan”)), and (ii) up to 1,117,570 shares of common stock underlying awards granted and outstanding under the 2015 Plan.